EXHIBIT 13.1

The certification set forth below is being submitted in connection with the annual report on Form 20-F (the “Report”) for the purpose of complying with Rule 13a – 14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act” and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Frederick Anderson Goodwin, the Group Chief Executive, and Frederick Inglis Watt, the Group Finance Director, of National Westminster Bank, each certifies that, to the best of his knowledge:

1. the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of National Westminster Bank Plc.

Date: 26 April 2004

____/s/ Fred Goodwin_____________
Name: Frederick Anderson Goodwin
Group Chief Executive

___/s/ Fred Watt _________________
Name: Frederick Inglis Watt
Group Finance Director